Exhibit 99.1

Lifetime Brands, Inc. Announces Results of 2019 Annual Meeting

June 28, 2019 at 7:00 AM EDT

Declares Dividend to be Paid August 15, 2019

GARDEN CITY, N.Y., June 28, 2019 (GLOBE NEWSWIRE) — Lifetime Brands, Inc. (Nasdaq:LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2019 Annual Meeting of Stockholders held Thursday, June 27, 2019.

Stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman/Executive Chairman, Lifetime Brands, Inc.
Robert B. Kay	Chief Executive Officer, Lifetime Brands, Inc.
Michael J. Jeary	Retired Advertising Executive
John Koegel	Principal, Jo-Tan, LLC
Cherrie Nanninga	Partner, Real Estate Solutions Group, LLC
Craig Phillips	Retired Senior Vice President — Distribution, Lifetime Brands, Inc.
Bruce G. Pollack	Managing Partner, Centre Partners Management, LLC
Dennis E. Reaves	Consultant
Michael J. Regan	Retired Certified Public Accountant
Michael Schnabel	Partner, Centre Partners Management, LLC

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

On an advisory (non-binding) basis, stockholders approved the compensation of the Company’s named executive officers.

On Thursday, June 27, 2019, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 15, 2019 to stockholders of record on August 1, 2019.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, Kizmos™, La Cafetière®, MasterClass®, Misto®, Mossy Oak®, Swing-A-Way®, Taylor® Kitchen, Rabbit® and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including BUILT NY®, Taylor® Bath, Taylor® Weather and PlanetBox®. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com

or

Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Andrew Squire / Sophie Throsby
212-355-4449